Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing and Public Relations 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports 18% Revenue Growth and Returns to Operating Profitability in First Quarter of Fiscal 2027

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SAN ANTONIO–November 12, 2026– U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported operating revenues of $2.7 million for the quarter ended September 30, 2026, the first quarter of its 2027 fiscal year. That represents an 18% increase over the same quarter a year earlier. The Company posted operating income of $55,000, compared to an operating loss of $515,000 in the September 2025 quarter, as operating expenses declined 6% year-over-year. Net income for the quarter was $171,000, or $0.01 per share, compared to $1.5 million, or $0.12 per share, a year earlier. The difference was driven primarily by lower investment income.

During the quarter ended September 30, 2026, average assets under management (AAUM) were $1.6 billion, up 14% from $1.4 billion in the same quarter a year earlier. Gold and precious metals strategies again led the way. Combined average assets in the Gold and Precious Metal Miners ETF (USERX), World Precious Metals Fund (UNWPX) and U.S. Global GO GOLD and Precious Metal Mines ETF (GOAU) were $547.6 million, a 45% increase from the September 2025 quarter. Total assets under management at quarter end stood at $1.6 billion, up 17% from a year earlier.

“Gold miners continued to draw investor interest during the quarter, and that showed up in our asset levels,” said Frank Holmes, CEO and Chief Investment Officer of U.S. Global Investors. “Average assets in our gold strategies are up more than 45% from a year ago. We believe disciplined, actively managed exposure to high-quality miners remains an important part of a diversified portfolio, and we’re pleased that more investors appear to agree.”

The quarter’s results came during an unusually volatile period for global markets. Rising interest rates in Japan and the unwinding of part of the yen carry trade rattled currencies and equities, while the conflict involving Iran and attacks on Russian energy infrastructure added uncertainty to oil markets. Investors were also weighing potential policy changes ahead of the U.S. midterm elections.

WAR ETF Continues to Grow

Average assets in the U.S. Global Technology and Aerospace & Defense ETF (WAR) were $37.4 million during the September quarter, up 17% from the June quarter and nearly five times the level of the same quarter a year earlier.

“Defense is no longer defined just by aircraft and ships. It’s increasingly being reshaped by artificial intelligence (AI), autonomous systems and cybersecurity,” continued Mr. Holmes. “As governments around the world direct more spending toward national security, we believe WAR, our actively managed Smart Beta 2.0 ETF, gives investors targeted exposure to the companies driving that transformation.”

1 Registration does not imply a certain level of skill or training.

2 Lim Hui Jie, “Bank of Japan Raises Interest Rates to 31-Year High, Flags Concerns Over Inflation,” CNBC, Sept. 17, 2026, https://www.cnbc.com/2026/09/18/japan-raises-rates-30-year-high-yen-jgb.html

3 Ankur Banerjee and Rocky Swift, “The Yen’s Sudden Surge Upsets the Carry Trade Faithful,” Reuters, Sept. 8, 2026, https://www.reuters.com/world/asia-pacific/yens-sudden-surge-is-upsetting-carry-trade-faithful-2026-09-08/

Strong Manufacturing Data Bodes Well for the SEA ETF

Average assets in the U.S. Global Sea to Sky Cargo ETF (SEA), which provides exposure to global sea shipping and air freight companies, were $16.2 million during the September quarter, up 81% from the same quarter a year earlier.

Recent manufacturing data indicate that demand for goods remains healthy. The JPMorgan Global Manufacturing Purchasing Managers’ Index (PMI) registered 52.6 in October, its 15th consecutive month above the 50.0 mark that separates expansion from contraction. In the U.S., the PMI came in at 54.9 in October, also its 15th straight month of expansion, following September’s 52-month high of 55.9. Shipping volumes reflect that strength. U.S. containerized imports totaled 2.55 million twenty-foot equivalent units (TEUs) in September, the highest September volume on record and up 10.3% from a year earlier, according to Descartes.

“The PMIs continue to look strong, and we believe they’re a reliable leading indicator that demand remains high,” said Mr. Holmes. “Factories are buying more materials, building inventories and hiring at the fastest pace in years, which tells us they expect orders to keep coming. We believe that bodes well for the shipping and logistics companies in SEA, especially as we enter the busy fourth-quarter holiday season.”

Airline Stocks Have Historically Done Well in the Fourth Quarter

As investors enter the fourth quarter, U.S. Global Investors is watching a familiar seasonal pattern in airline stocks. According to the Company’s research, airline stocks have posted positive fourth-quarter performance in about 80% of the years over the past decade. The U.S. Global Jets ETF (JETS) provides exposure to the global airline industry.

“No seasonal pattern works every year, of course, and past performance is not guarantee of future results,” said Mr. Holmes. “But for airlines, we track oil prices, passenger demand, capacity, operating margins, balance sheets and price momentum. When several of those indicators line up, we believe the odds of attractive risk-adjusted returns improve.”

4 JPMorgan and S&P Global, “Solid Upturn in Global Manufacturing Continues, but Input Price Inflation Accelerates Amid Shortages,” Nov. 2, 2026, https://www.pmi.spglobal.com/Public/Home/PressRelease/3fa96768668c4f6da2e377cc5c85df85

5 S&P Global, “Manufacturing Sector Sustains Marked Growth in October and Employment Rises Sharply, but Inflationary Pressures Intensify,” Nov. 2, 2026, https://www.pmi.spglobal.com/Public/Home/PressRelease/2851b1ead435484bb938294bf3d8bcfd

6 Descartes, “U.S. Container Imports Reach Highest September Volume on Record,” October 2026, https://www.descartes.com/resources/knowledge-center/global-shipping-report-september-2026-container-imports-highest-september-volume-on-record

Shareholder Value Initiatives

The Company’s shareholder yield as of September 30, 2026, was 8.33%, compared with 5.09% and 5.29% on the five-year and 10-year Treasury bonds on the same trading day.

The Company’s Board of Directors (the “Board”) approved payment of a $0.0075 per share per month dividend beginning in October 2026 and continuing through December 2026. The remaining payment dates will be November 30 and December 28 for record dates of November 16 and December 14.

The Company maintains a share repurchase program, authorized by the Board, allowing for the annual purchase of up to $5 million of its outstanding common shares on the open market, as market and business conditions permit. The program has been in place since December 2012 and has been renewed each calendar year by the Board. During the quarter ended September 30, 2026, the Company repurchased 105,457 shares.

Strong Liquidity Position

At September 30, 2026, the Company had net working capital of approximately $35.4 million. With approximately $24.3 million in cash and cash equivalents, essentially unchanged from June 30, 2026, the Company has adequate liquidity to meet its current obligations.

Tune In to the Earnings Webcast

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 13, where Mr. Holmes will be joined by CFO Lisa Callicotte and Director of Marketing Holly Schoenfeldt to discuss financial results. To register for the webcast, click here, or visit www.usfunds.com for more information.

7 The Company calculates shareholder yield by adding the percentage of change in shares outstanding, the dividend yield and any debt reduction for the 12 months ended September 30, 2026.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	9/30/2026	9/30/2025
Operating Revenues	$2,657	$2,251
Operating Expenses	2,602	2,766
Operating Income (Loss)	55	(515)

Total Other Income (Loss)	193	2,359
Income (Loss) Before Income Taxes	248	1,844

Income Tax Expense (Benefit)	77	337
Net Income (Loss)	$171	$1,507

Net Income (Loss) Per Share (Basic and Diluted)	$0.01	$0.12

Avg. Common Shares Outstanding (Basic)	12,299,892	12,971,512
Avg. Common Shares Outstanding (Diluted)	12,326,084	12,974,543

Avg. Assets Under Management (Billions)	$1.6	$1.4

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please carefully consider a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus for JETS, GOAU, SEA and WAR by clicking here. Read it carefully before investing.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS, GOAU, SEA and WAR are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU, SEA and WAR. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Investing involves risk including the possible loss of principal. Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the fund. Brokerage commissions will reduce returns. Because the fund concentrates its investments in specific industries, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. The fund is non-diversified, meaning it may concentrate more of its assets in a smaller number of issuers than a diversified fund. The fund invests in foreign securities which involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for investments in emerging markets. The fund may invest in the securities of smaller-capitalization companies, which may be more volatile than funds that invest in larger, more established companies.

Airline Companies may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel and may also be significantly affected by changes in fuel prices, labor relations and insurance costs.

Cargo Companies may be adversely affected by downturn in economic conditions that can result in decreased demand for sea shipping and freight.

Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

WAR is actively-managed and there is no guarantee the investment objective will be met. The fund is new and has a limited operating history to evaluate. The Fund is non-diversified, meaning it may concentrate its assets in fewer individual holdings than a diversified fund.

WAR’s concentration in the securities of a particular industry namely Aerospace and Defense, Cybersecurity and Semi-conductor industries as well as geographic concentration may cause it to be more susceptible to greater fluctuations in share price and volatility due to adverse events that affect the Fund’s investments.

Aerospace and Defense companies are subject to numerous risks, including fierce competition, adverse political, economic and governmental developments, substantial research and development costs. Aerospace and defense companies rely heavily on the U.S. Government, political support and demand for their products and services.

Companies in the cybersecurity field face intense competition, both domestically and internationally, which may have an adverse effect on profit margins. The products of cybersecurity companies may face obsolescence due to rapid technological development. Companies in the cybersecurity field are heavily dependent on patent and intellectual property rights.

Competitive pressures may have a significant effect on the financial condition of semiconductor companies and may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies typically face high capital costs and can be highly cyclical, which may cause the operating results to vary significantly. The stock prices of companies in the semiconductor sector have been and likely will continue to be extremely volatile.

Investments in the securities of non-U.S. issuers may subject the Fund to more volatility and less liquidity due to currency fluctuations, political instability, economic and geographic events. Emerging markets may pose additional risks and be more volatile due to less information, limited government oversight and lack of uniform standards.

Smart beta 2.0 combines the benefits of passive investing and the advantages of active investing strategies.

The J.P. Morgan Global Manufacturing PMI (Purchasing Managers' Index) is a monthly economic indicator that tracks the overall health, performance and direction of the global manufacturing sector.

Past performance does not guarantee future results. Historical seasonal patterns may not persist, and actual investment results may differ materially from historical observations.